Exhibit 15.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3/A (No. 333-165037) and on Form F-10/A (No. 333-167915) of our report dated March 27, 2012 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting , which appears in Aeterna Zentaris Inc.’s Annual Report on Form 20-F.

Montréal, Québec, Canada

March 27, 2012

[1]	Chartered accountant auditor permit No. 21323

PricewaterhouseCoopers	LLP/s.r.l./s.e.n.c.r.l., Chartered Accountants
1250	René-Lévesque Boulevard West, Suite 2800, Montréal, Quebec, Canada H3B 2G4
T:+1	514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.